EXHIBIT 10.5
SUMMARY DESCRIPTION
New Cooper Supplemental Executive Retirement Plan
and Cooper Base Salary Deferral Plan for Executives
Background
Prior to January 1, 2007 executive officers of Cooper Industries residing in the United States participated in several retirement plans sponsored by Cooper including:
•	the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”);

•	the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”);

•	the Cooper Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”); and

•	the Cooper Industries Supplemental Excess Defined Contribution Plan (Supplemental Savings Plan”).
Under the Cooper Pension Plan, Cooper credited to an individual’s plan account 4% of each year’s total compensation up to the social security wage base for the year, plus 8% of each year’s total compensation that exceeds the social security wage base. The Supplemental Pension Plan is an unfunded non-qualified plan that provides to certain employees, including executive officers, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. Under the Cooper Savings Plan, a qualified 401(k) savings plan, participants elect to make contributions on a pre-tax basis to a plan account and Cooper will make matching contributions in common shares of Cooper stock based on the level of contributions made by the participant. The Supplemental Savings Plan is an unfunded, non-qualified plan that provides certain employees, including executive officers, Cooper Savings Plan benefits that cannot be provided through the Cooper Savings Plan because of Internal Revenue Code restrictions and limitations.
Effective January 1, 2007, Cooper ceased accruals or “froze” the benefits under the Cooper Pension Plan, the Supplemental Pension Plan and Supplemental Savings Plan. The impact of these actions decreased retirement benefits for participants. For management employees below the senior executive level, the retirement benefit reduction was offset by increased Company contributions to the Cooper Savings Plan and through a one-time special salary increase. Rather than provide a one-time special salary increase to its senior executives, the Management Development and Compensation Committee (“Committee”) of the Board of Directors created a new Cooper Supplemental Executive Retirement Plan (“SERP”) for key executives to offset the reduction in retirement benefits resulting from freezing the Cooper Pension Plan, Supplemental Pension Plan and Supplemental Savings Plan.

New Cooper Supplemental Executive Retirement Plan
Effective January 1, 2007, the Company introduced the new, non-qualified SERP. Key features of the SERP are as follows:
•	Eligibility. Key executives (CEO and senior officers, division presidents, corporate vice-presidents) who are approved by the Committee.

•	Company Contributions. A percentage of the participant’s total cash compensation consisting of base salary and annual bonus will be credited to the participant’s account annually in arrears. The Committee approves the SERP contribution percentage for all participants annually. For 2007, the contribution percentage was determined based on the amount that retirement benefits to these key executives was reduced as a result of the “freeze” of prior benefit plans.

•	Interest Credits. Account balances will be credited with interest quarterly based on the average prime interest rate for the prior quarter.

•	Vesting Requirements. Vesting of benefits under the new SERP are subject to a five-year vesting requirement.

•	Distribution/Withdrawals. No in-service withdrawals are permitted under the new SERP. Participants may elect to commence benefit payments at retirement at age 55 or thereafter with those benefits being paid pursuant to an election made by the participant in accordance with Section 409A of Internal Revenue Code.
New Cooper Base Salary Deferral Plan for Executives
Effective January 1, 2007, the Company introduced a new Cooper Base Salary Deferral Plan for executives (“SDP”). Eligible participants in the new SDP include the same key executives who are eligible to participate in the new SERP. The SDP permits participants to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of contributions to the SDP for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals to the SDP are credited with interest at the average prime rate for the prior quarter.